Exhibit 10.1

***Text Omitted and Filed Separately
Confidential Treatment Requested
Under 17 C.F.R. §§ 200.80(b)(4),
200.83 and 240.24b-2

FIRST AMENDMENT TO
LICENSE AGREEMENT

This First Amendment (the “Amendment”) to the License Agreement dated March 1, 2004 (the “Agreement”) by and between: (a) on the one hand, Shire BioChem Inc. (“SBI”), a corporation organized and existing under the laws of Canada and wholly-owned subsidiary of Shire, having its principal office at 275 Armand-Frappier Boulevard, Laval, Quebec, Canada H7V 4A7; and (b) on the other hand, Maxim Pharmaceuticals, Inc. (“Maxim”), a corporation incorporated and existing under the laws of the State of Delaware, having its principal office at 8899 University Center Lane, Suite 400, San Diego, California 92122, U.S.A, and Cytovia, Inc. (“Cytovia”), a corporation incorporated and existing under the laws of the State of Delaware and a wholly-owned subsidiary of Maxim, having the same principal office as Maxim (Maxim and Cytovia are hereinafter collectively referred to as “MPI”), is entered into as of January 26th, 2005 (the “Amendment Date”).  Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Agreement.

Whereas, the parties wish to amend certain provisions of the Agreement, subject to the terms and conditions set forth herein.

Now, Therefore, in consideration of the foregoing premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.             Amendment to Section 5.1.  Section 5.1 of the Agreement is hereby amended and restated to read in its entirety as follows:

5.1          Clinical Trial, Regulatory Approval and Commercialization Milestone Payments.  MPI shall make payments to SBI in U.S. dollars as set forth within the table below within thirty (30) days after the achievement of each of the respective clinical trial, regulatory approval, and commercialization milestones by MPI or its Affiliate in a Major Market where MPI has not granted development or commercialization rights with respect to Products to any Sublicensee, provided that, […***…] shall […***…] be payable under this Section 5.1 (i.e., the maximum amount that may be payable pursuant to this Section 5.1 is […***…], notwithstanding the total number of Products developed or indications pursued or approved or the number of Major Markets in which any Product is developed or approved; and (ii) in the event that a Product shall be discontinued after any milestone shall have been paid, such milestone shall be credited against the milestone due for any Product subsequently pursued.  In the event that a subsequent milestone shall be triggered where a prior milestone has not been triggered (for example, Phase III trials shall be initiated without prior initiation of Phase II trials), then both milestones shall be payable upon the happening of the subsequent milestone.  For purposes of clarification, if any of the milestones set forth in this Section 5.1 is achieved by a Sublicensee, no milestone payment shall be due under this Section 5.1 with respect thereto.

*Confidential Treatment Requested

MILESTONE	PAYMENT

1. First dosing of a human subject with a Product in a Major Market	[...***...]

2. Initiation of a Phase II Clinical Trial of a Product in a Major Market	[...***...]

3. Initiation of a Phase III Clinical Trial of a Product in a Major Market	[...***...]

4. Fist NDA filing for a Product in a Major Market	[...***...]

5. First commercial sale of a Product in a Major Market	[...***...]

2.             Amendment to Section 5.2.  Section 5.2 of the Agreement is hereby amended and restated to read in its entirety as follows:

5.2          Royalties.  In all countries of the Territory in which there exists a Valid Patent Claim that would, but for the license granted hereunder or under the Agreement, be infringed by the manufacture, use or sale of the Product as commercialized by MPI or its Affiliate (so long as any claim covering manufacture excludes others from selling the Product as commercialized by MPI or its Affiliate in the country in question), MPI shall pay to SBI (subject to the remaining terms and conditions of this Section 5.2) following Launch a royalty of […***…] of Net Sales of the Product by MPI and its Affiliates (but not by Sublicensees) for so long as such a Valid Patent Claim shall exist in such country.  In all other countries, MPI shall pay to SBI a royalty of […***…] of Net Sales of the Product by MPI and its Affiliates (but not by Sublicensees), for a maximum of ten (10) years following Launch.  In addition, such […***…] royalty shall also apply with respect to a Product for the remainder of such ten (10) year period in any country where such a Valid Patent Claim covering manufacture, use or sale of such Product as commercialized by MPI or its Affiliate has expired prior to such ten (10) year period.

5.2.1       However, if the Valid Patent Claim arises from a pending patent application, then payments at the
[…***…] royalty level shall only be required for a period of five (5) years from first publication, or, in those countries where governmental agencies do not publish patent applications, for a period of five (5) years from filing.  In the event that the said patent application does not mature into an issued patent within this five (5) year period of time, such a patent claim will no longer be deemed a Valid Patent Claim and SBI shall refund (or in lieu of such refund, MPI may set off such amount against any payments owed by MPI to SBI) one-half of any corresponding payments made at the […***…] royalty rate so as to yield the rate of […***…] of Net Sales of Product set forth above for countries where there is no Valid Patent Claim.  In the event that SBI opts for a set-off rather than an immediate refund of amounts owed to MPI, the amount owed shall accrue interest from the date due, and thus the set-off shall also

*Confidential Treatment Requested

include such interest to be computed for such unpaid amount on the last day of each calendar quarter (accruing quarterly) at the prime or other equivalent rate of Citibank for the last day of the calendar quarter, or the highest interest rate permissible under applicable law, whichever is lower.  In the event that a Valid Patent Claim covering the Product as commercialized by MPI or its Affiliate shall issue in a country where royalty was paid at the […***…] level as a result of pendency of a patent application for more than five (5) years as provided herein, then MPI shall pay to SBI (taking into account any refunds made by SBI) the difference between the royalty payable at the […***…] level and that paid at the […***…] level for the period of the reduced royalty payments until issue of the Patent, together with interest on such amount at the prime or other equivalent rate of Citibank on the last day of each calendar quarter, or the highest interest rate permissible under applicable law, whichever is lower, until payment of such amount by MPI.

3.             Entire Agreement.  The Agreement, as amended by this Amendment, embodies the entire understanding of the parties and shall supersede all previous communications, representations and understandings, whether oral, written or otherwise, between the parties relating to the subject matter hereof.  Except as specifically amended by this Amendment, the terms and conditions of the Agreement shall remain in full force and effect.

4.             Governing Law.  This Amendment and its execution, validity and interpretation shall be governed in all respects in accordance with the laws of the State of New York, the United States of America, other than its conflict of law rules except for Section 5-1401 of the New York General Obligations Law.  The Parties expressly exclude any application of the United Nations Convention on Contract for the Sale of Goods to this Amendment.

5.             Counterparts.  This Amendment may be executed in counterparts, each of which shall be deemed an original document, and all of which, together with this writing, shall be deemed one instrument.

*Confidential Treatment Requested

In Witness Whereof, the parties hereto have duly executed this Amendment as of the Amendment Date.

Maxim Pharmaceuticals, Inc.		SHIRE BIOCHEM Inc.

By:	/s/ Larry G. Stambaugh	By:	/s/ Claude Perron
Name:	Larry G. Stambaugh	Name:	Claude Perron
Title:	Chairman and President	Title:	Vice President and General Manager

Cytovia, Inc.

By:	/s/ Larry G. Stambaugh
Name:	Larry G. Stambaugh
Title:	Chairman and President